**AMENDMENT NO. TWO**

**TO PROMISSORY NOTE EFFECTIVE DATED JUNE 9, 2025**

This Amendment No. 2 ("this Amendment") to the Promissory Note Effective Date June 9, 2025 (the "Note") is dated as of June 30, 2025 (the "Effective Date") by and between EM1 Capital LLC ("EM1") and Limitless X Inc. a subsidiary of Limitless X Holdings Inc, a Delaware corporation (collectively, "Company"), with respect to the following:

WHEREAS, EM1 and Company entered into that certain Note dated June 9, 2025 pursuant to which EM1 loaned Company for $25,000 for use as auditing expenses owed by Company;

WHEREAS the Parties now desire to amend the terms of the Note in order to add an additional consideration section for equity issuance consistent with other previous notes by and between the Parties;

WHEREAS, all terms not otherwise defined herein shall have the same meaning as set forth in the Note.

NOW THEREFORE, the Parties hereby agree as follows:

The Note is hereby amended to include a new section which reads as follows:

*"ADDITIONAL CONSIDERATION - ISSUANCE OF EQUITY*

*In consideration for the Holder [EM1]'s willingness to provide the Loan, and as is customary in previous loans by and between these same parties, the Maker [Company] shall cause to be issued an aggregate of Five Thousand (5,000) shares of the common stock of Limitless X Holdings Inc. to the Holder EM1, within a reasonable time after the execution of this Amendment. These shares will be restricted securities under Rule 144 of the Securities Act of 1933, as amended ("Securities Act") and subject to all restrictions on transfer under the Securities Act."*

All other terms of the Note and prior Amendment thereto remain binding. In the event of a conflict, this Amendment controls. Both Parties have had the opportunity to consult counsel prior to executing this Amendment.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed on the Effective Date noted above.

Holder:

EM1 Capital LLC
By: Jaspreet Mathur, Manager

Maker:

Limitless X Inc.
By: Danielle Young, Chief Operating Officer